Exhibit 10.2

POLICY TITLE	Employee Severance Compensation Plan for Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents of Flushing Bank
POLICY TYPE	BOARD (Bank)
GROUP	Human Resources	Policy Number
		Approval Date	July 2025
DIVISION	Human Resources	Effective Date	July 2025
		Last Revision	July 2025
Policy Owner	Chief Operating Officer

1.	Purpose

The purpose of this Employee Severance Compensation Plan for Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents (the “Plan”) is to provide an equitable measure of compensation for eligible employees of Flushing Bank (the “Bank”) or Flushing Financial Corporation (the “Company”) whose employment has been terminated within one year after a Change of Control.

2.	Policy Scope

2.1Employees Covered

An employee shall be eligible to receive the severance benefits described in Section 5.1 of this Plan if:

(i)the employee was employed by the Bank or the Company in good standing immediately prior to a Change of Control at the level of Senior Vice President, Vice President or Assistant Vice President,

(ii)the employee is not (i) a party to an employment agreement with the Bank or the Company or (ii) eligible to receive benefits under the Flushing Bank Specified Officer Change in

Control Severance Policy, on the date of termination of the employee’s employment,

(iii)the employee completed at least one year of service with the Bank or the Company prior to termination of the employee’s employment,

(iv)the employee’s employment was terminated within one year following a Change of Control, and

(v)the employee’s employment was terminated (i) by the Bank or the Company other than by reason of the death, or Disability of the employee and other than for Cause, or (ii) by the employee for Good Reason.

2.2Effective Date

The Effective Date of the Plan is the date indicated above.

2.3Amendment; Termination

The Board of Directors of the Bank may amend or terminate this Plan at any time prior to a Change of Control.  This Plan may not be amended or terminated at any time after a Change of Control in any manner adverse to an employee without the consent of such employee.

3.	Policy Statement

The Bank will provide certain severance benefits to employees covered by this Plan who become eligible for the payment of such benefits following the occurrence of a Change of Control in accordance with the terms hereof. The payment of benefits under this Plan is guaranteed by the Company.

3.1Exceptions to This Policy

(a)Notwithstanding any other provision of this Policy to the contrary, this Section 3.1 shall apply at all times, during the Term.

(b)If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations to the Employee under this Policy shall be suspended as of the date of such service unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Bank shall (i) pay the Employee all of the compensation payable under this Policy that was withheld while the Bank’s obligations under this Policy were so suspended, and (ii) reinstate in whole any of its obligations to the Employee which were suspended.

(c)If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank to the Employee under this Policy shall terminate as of the effective date of the order, other than vested rights of the parties accrued as of such effective date, which shall not be affected.

(d)If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act (the “FDIA”)), all obligations of the Bank under this Policy shall terminate as of the date of such default, but this Section 3.1(d) shall not affect any vested rights of the Employee accrued as of such date of default.

(e)All obligations of the Bank under this Policy shall be terminated, except to the extent it is determined that continuation of the Policy is necessary to the continued operation of the Bank, (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (“Director”) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition; provided, however, that this Section

3.1(e) shall not affect any vested rights of the Employee accrued as of such date of termination.

(f)All obligations under this Policy are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(g)Notwithstanding any other provision of this Policy to the contrary, any payments made to the Employee pursuant to this Policy or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

3.2Review

This Plan will be reviewed periodically, but in no event less than once every twelve (12) months, and may be amended or terminated by the Board of Directors of the Bank in accordance with Section 2.3 hereof.

4.	Policy Administration

4.1 Authority

a.

Bank President and Chief Executive Officer (“President”) has been delegated authority from the Board of Directors to implement the Employee Severance Compensation Plan for Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents of Flushing Bank and the President has delegated oversight of the Employee Severance Compensation Plan for Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents of Flushing Bank to the Chief Operating Officer.

b.

The Chief Operating Officer has designated its Director of Human Resources as the individual responsible for ensuring compliance with this Plan (the “Compliance Officer”).  The duties of the Compliance Officer include the following: administering this Plan and monitoring and enforcing compliance with all Plan provisions and procedures; responding to all inquiries relating to this Plan; and recommending to the Board of Directors of the Bank revisions to this Plan as deemed necessary or appropriate.

4.2Responsibility and Accountability

a.

The Board of Directors of the Bank provides oversight of the Bank’s activities including activities which pertain to the Employee Severance Compensation Plan for Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents of Flushing Bank.

b.	The Business Owners

The Director of Human Resources is responsible for monitoring and tracking all matters that relates to the Employee Severance Compensation Plan for Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents of Flushing Bank.

5.	Policy Standards

5.1Severance Benefits

(a)Employees eligible pursuant to Section 2 shall be entitled to receive from the Bank a cash lump sum severance payment equal to two weeks of Pay for each full year of continuous service completed with the Bank or the Company or any predecessor of the Bank, up to a maximum benefit of 12 months of Pay in the case of Senior Vice Presidents and Vice Presidents or 6 months of Pay in the case of Assistant Vice Presidents, which shall be paid within thirty days of the Employee’s termination of employment; provided, however, that in the case of any such employee who is covered by this Policy and whose employment with the Bank in any capacity described in Section 2 commenced prior to July 1, 2025, the two week period referenced above shall be one month and the maximum benefit shall be 12 months of Pay, which shall be paid within thirty days of the Employee’s termination  of employment.

(b)The severance payment described above in paragraph (a) shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options, or other benefits which may be owed to the employee following termination.

(c)Employees eligible pursuant to Section 2 shall be entitled to receive from the Bank continued health and welfare benefits (including group life, disability, medical and dental benefits) to the extent necessary to provide coverage for the Employee for the number of months equal to the number of months of Pay payable to the Employee pursuant to paragraph (a) above up to a maximum period of six months (the “Benefits Coverage Period”).  Such benefits shall be provided through the purchase of insurance and shall be equivalent to the health and welfare benefits (including cost-sharing percentages) provided to active employees of the Bank (or any successor thereof) as from time to time in effect during the Benefits Coverage Period.  Where the amount of such benefits is based on salary, they shall be provided to the Employee based on the highest annual rate of salary achieved by the Employee during the period of the Employee’s employment with the Bank or its subsidiaries.  If the Employee had dependent coverage in effect at the time of his or her termination of employment, the Employee shall have the right to elect to continue such dependent coverage for the Benefits Coverage Period.  The benefits to be provided under this paragraph (c) shall cease to the extent that in the judgment of the Bank substantially equivalent benefits are provided to the Employee (and/or his/her dependents) by a subsequent employer of the Employee, who shall certify a description thereof to the Bank.

(d)No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Bank becomes obligated to make under this Plan, and amounts to be paid to an employee pursuant to this Plan shall not be reduced by reason of the employee’s obtaining other employment or receiving similar payments or benefits from another employer.

5.2Withholding

The Bank shall have the right to deduct from all payments under this Plan any taxes required by law to be withheld from such payments.

5.3No Right to Employment

Nothing in this Plan shall be construed as giving any person the right to be retained in the employment of the Bank or the Company, nor shall it affect the right of the Bank or the Company to terminate an employee’s employment with or without Cause.

5.4Nonassignability

Benefits under this Plan may not be assigned by the employee.  The terms and conditions of this Plan shall be binding on the successors and assigns of the Bank.

5.5Severability

In the event that any provision of this Plan shall be held to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

5.6Construction

The Board of Directors of the Bank shall have sole and full authority to interpret and construe this Plan.  Any such interpretation or construction shall be final and conclusive.

5.7Governing Law

This Plan shall be governed by the laws of the State of New York, without reference to conflicts of law principles.

5.8Guarantee

The Company shall guarantee the payment by the Bank of any benefits to which an employee is entitled under this Plan.

5.9Compliance with Section 409A

(a)Notwithstanding the provisions of Section 5.1 of this Plan, if the employee is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Board of Directors of the Bank in accordance with the election made by the Bank for determining specified employees, any amounts payable under Section 5.1 of this Plan which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the employee’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the employee’s termination of employment (or the employee’s death if sooner), at which time all payments that were suspended shall be paid to the employee (or her estate) in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A).

(c)It is intended that this Plan comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the employee to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

6.	Definitions

6.1“Cause” means intentional engagement in dishonest conduct, insubordination, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform duties, or commission of an act which would constitute a felony.

6.2“Change of Control” means:

(i)the acquisition of all or substantially all of the assets of the Bank or the Company by any person or entity, or by any persons or entities acting in concert;

(ii)the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board of Directors of the Bank or the Company as of June 1, 2018and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

(iii)the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

(iv)the consummation of a merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, do not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

6.3“Disability” means termination under circumstances in which the employee would qualify for disability benefits under one or more disability programs maintained by the Company or the Bank.

6.4“Good Reason” means (i) a reduction by the Bank or the Company in the employee’s Pay, as in effect immediately prior to a Change of Control, or (ii) the failure of the Bank or Company to maintain the employee’s principal place of employment within 50 miles, as in effect immediately prior to a Change of Control.

6.5“Pay” means the regular hourly wage of an employee or, if the employee is salaried, the annual base salary of the employee, as in effect immediately prior to a Change of Control, and does not include in either case overtime, bonuses, or other premium wage payments.